Exhibit 10.1
January 6, 2012
Mr. Chittaranjan (Chet) Kuchinad
Tudor House, 3a Fulwith Road
Harrogate, North Yorkshire
HG2 8HL
Dear Mr. Kuchinad:
I am very pleased to extend to you an offer of employment at GUESS? Inc. as Chief People Officer. In this position you will be reporting directly to Paul Marciano, Chief Executive Officer and to the Board of Directors. Your start date will be February 1, 2012. We feel you would be an excellent addition to the team and to the GUESS? family.
The terms of your offer are as follows:

1.	Base salary of $450,000.00 per year, with exempt status, paid in accordance with the Company's normal payroll practices.

2.
You will be eligible to participate in GUESS?, Inc.'s Executive Bonus Program, which currently bases awards on individual performance and objectives, department, and Company objectives. As a participant in this plan, your bonus opportunity may include both cash and long term equity incentives as a percentage of your base salary, with an annual target of 40% for cash bonus and 60% for the long term incentive equity component. If your employment with the Company begins after the first fiscal quarter of the year, the bonus will be pro-rated.

3.
In addition to the compensation set forth above and subject to approval by the GUESS?, Inc. Compensation Committee at its next meeting, you will be granted the following equity compensation pursuant to the GUESS?, Inc. Equity Incentive Plan:

(a)
Non-qualified options to purchase 20,000 shares of the Common Stock of GUESS?, Inc. with an exercise price equal to the closing price of the Common Stock on your start date. Such stock options will vest during your employment over a four-year period as follows: one-fourth of your options will vest on each anniversary of the date of grant until fully vested.

(b)
Restricted stock in the amount of 10,000 shares of Common Stock subject to your signing of a restricted stock agreement with standard terms and conditions for restricted stock awards as determined by the Compensation Committee. Among other conditions, you will be required to pay the par value of one cent ($.01) per share of your restricted stock on the date of grant. Your restricted stock will vest over a four-year period as follows: one-fourth of your shares will vest on each anniversary of the date of grant until fully vested.

4.
Medical, dental, life, vacation and disability benefits commensurate in accordance with your position at GUESS?, Inc. You will accrue vacation benefits at the rate of four weeks per year. You will be eligible to participate in the GUESS?, Inc. 401k Savings Plan following the completion of your first 90 days of service. In addition, you will be eligible to participate in the GUESS?, Inc. Deferred Compensation Plan. You will be provided with a summary and details of these benefits when you begin employment with the Company.

5.
Relocation expenses incurred during the move from Harrogate to Los Angeles, will be provided by GUESS?, Inc. Please note that these expenses are considered income for IRS purposes. GUESS?, Inc. agrees to gross up your relocation expenses. Your relocation will be coordinated through GUESS?, Inc. and Professional Relocation & Consulting Services. If you voluntarily resign from GUESS?, Inc. within twelve months of your hire date, you will be responsible to reimburse GUESS?, Inc. for all relocation expenses. These expenses include:

(a)	Movement of your household goods from Harrogate to Los Angeles.

(b)	Temporary corporate housing for up to six (6) months.

(c)	Temporary storage for your household goods for up to six (6) months.

(d)	Airfare (business class) for you and your spouse for your final relocation to Los Angeles.
We look forward to your joining us at GUESS?, Inc., and a prosperous future together. Please feel free to contact me if you have any questions.
Sincerely,
/s/ Maurice Marciano
MAURICE MARCIANO
Chairman of the Board

AGREED & ACCEPTED

/s/ Chittaranjan Kuchinad     1/6/2012
Chittaranjan (Chet) Kuchinad      Date